Exhibit E--Question 1

     The filing date for the consolidated 2002 US income tax return has been extended until September 15, 2003. At this time, it is expected that Powergen US Investments Corp ("PUSIC") will claim $152,500,622 in acquisition debt related interest expense on the 2002 consolidated US income tax return. 2002 US tax credits applicable to the acquisition debt (net of state income tax benefit) equal $51,321,126.

     The Company estimates it will have a net operating loss for the December 31, 2002 income tax period of approximately $10m. Based on current estimates, the amount allocable to PUSIC is estimated to be $5,795,599.

     Other deductions of $1,441,942 are being claimed on the 2002 return related to amortization of start-up costs in connection with the 2000 Powergen acquisition. These costs are currently under audit by the Internal Revenue Service and reallocation of any tax benefits realized from these costs will be made upon completion of the audit.

     State income tax credits applicable to the 2002 acquisition debt related interest expense are estimated to be $12,581,301. At this time, the Company is not anticipating a state net operating loss.

Exhibit E--Question 2

     The income tax credit and/or income tax liability was calculated as if each member had filed a separate income tax return, giving credit for losses that reduced the group's taxable income. At the 35% statutory federal income tax rate, PUSIC's net taxable loss of $148,073,730 produced US income tax credits of $51,825,806. These credits are reduced by an income tax liability of $2,028,460 related to $5,795,599 of NOL allocated to PUSIC, resulting in net settlements of $49,797,346. Of this, $20,058,358 relates to the tax credits attributable to the interest payment in the period to June 30, 2002, and is therefore allocable to LG&E Energy Corp. The US federal tax settlement is as follows:

     September 15, 2002 settlement                                $ 7,653,705
     December 15, 2002 settlement                                 $15,016,679
     March 15, 2003 settlement                                    $  (119,341)
     September 15, 2003 settlement (final 2002 settlement)        $ 7,187,945
                                                                  -----------
     Total 2002 settlements allocated to PUSIC                    $29,738,988
     January - June 2002 allocated to LG & E Energy Corp          $20,058,358
                                                                  -----------
                                                                  $49,797,346

     The KY income tax credit is also calculated as if each member had filed a separate income tax return, giving credit for losses that reduced the group's state taxable income. At the 8.25% statutory KY income tax rate, PUSIC's net KY taxable loss of $153,942,564 is expected to produce a KY income tax settlement of $12,700,262. The KY settlement will be reduced by the allocation of $4,728,042 to LG&E Energy Corp related to the tax credits attributable to the interest payment in the period to June 30, 2002.

     The KY settlement is as follows:

     September 15, 2002 settlement                                $ 274,095
     December 15, 2002 settlement                                 $2,700,547
     March 15, 2003 settlement                                    $3,961,938
     September 15, 2003 settlement (final 2002 settlement)        $1,035,640
                                                                  ----------
     Total 2002 settlements allocated to PUSIC                    $7,972,220
     January - June 2002 allocated to LG & E Energy Corp          $4,728,042
                                                                  ----------
                                                                 $12,700,262



Exhibit E--Question 3

E.ON's financing policy is to fund substantially all subsidiaries' funding needs with inter-company loans from E.ON AG, or E.ON AG guaranteed finance subsidiaries. There are limited exceptions to this rule, for example where local funding in the subsidiary would give economic benefits (e.g. tax exempt funding in the LG&E group utilities).

This financing policy can be implemented in three different ways. First, E.ON can lend directly via inter-company loans to companies in the LG&E energy group. Secondly, E.ON can lend into one of the two money pools (the utility money pool or the non-utility money pool) as permitted under the order. Thirdly, E.ON can lend to LG&E Energy through the Powergen financing entities.

In 2002, E.ON has implemented its finance policy, principally by lending directly to LG&E Energy Corp. LG&E Energy Corp. has then on-loaned proceeds through the non-utility money pool to meet the requirements of LG&E Capital Corp.

The funds from E.ON have been loaned either through one of its two finance subsidiaries in North America, E.ON North America and Fidelia Corporation, or directly from E.ON AG through the Powergen financing entities (Powergen US Holdings Limited). At the 31 December 2002, the amounts loaned in this way were as follows: E.ON North America 0 USD, Fidelia Corporation 230 million USD and Powergen 0 USD.

In addition to loans from E.ON, during 2002 LG&E also raised new tax exempt funding and refinanced existing tax exempt funding: For details see items 3 and 4.

Exhibit E--Question 4

     See the attachment to Exhibit E: Intermediate Company Payments)


Exhibit E--Question 5

     The allocation of tax credits and liabilities is being conducted in accordance with the tax allocation agreement in effect and filed as an exhibit to the Form U5S. As noted above, the process will not be finally completed until submission of the 2002 Tax Returns due later in the year.

                                                                   Attachment to
                                                                     Exhibit E
INTERMEDIATE COMPANY PAYMENTS
JULY 1ST - DECEMBER 30TH 2003



       FROM                                      TO                            AMOUNT             CHARACTER

                                                                                 $

Powergen US Investments Corp          Powergen US Securities Ltd               72,509,879   Interest payment (*)
Powergen US Investments Corp          Powergen Luxembourg Holdings Sarl        22,681,150   Interest payment (*)
Powergen Luxembourg Holdings Sarl     Powergen UK Securities                   22,681,150   Subscription for non-voting stock
Powergen US Holdings Ltd              Powergen Luxembourg Sarl              1,800,000,000   Loan
Powergen Luxembourg Sarl              Powergen Luxembourg Holdings Sarl       180,000,000   Purchase of Powergen US Investments
Powergen Luxembourg Sarl              Powergen Luxembourg Investments Sarl  1,620,000,000     Corp stock
Powergen Luxembourg Investments Sarl  Powergen Luxembourg Holdings Sarl     1,614,375,935   Purchase of Powergen US Investments
Powergen Luxembourg Investments Sarl  Powergen Luxembourg Holdings Sarl         5,624,065     Corp stock
Powergen Luxembourg Holdings Sarl     Powergen Luxembourg Sarl              1,800,000,000   Dividend
Powergen Luxembourg Sarl              Powergen US Holdings Ltd              1,800,000,000   Stock redemption
Powergen US Investments Corp          Powergen US Securities Ltd                   10,000   Dividend
Powergen US Holdings Ltd              E.ON AG                                 135,528,634   Loan repayment
Powergen US Holdings Ltd              Powergen UK Plc                          60,254,997   Stock redemption
Powergen US Holdings Ltd              LG & E Capital Corp                       1,860,000   Loans, fees, FX trades
                                                                            ==============  FX trades
                                                                                            Interest on Swap

                                                                               GBP
Powergen US Holdings Ltd              E.ON AG                               1,051,874,288
Powergen US Holdings Ltd              Powergen UK Plc                         345,630,095
                                                                            =============   Loans, fees, FX trades
                                                                                            FX trades & loan repayment

